Exhibit 5.1

Vittoria Limited	D +852 3656 6054 E nathan.powell@ogier.com
D +852 3656 6073 E rachel.huang@ogier.com

Reference: NMP/RYH/504348.00001

20 October 2023

Vittoria Limited (the Company)

We have acted as British Virgin Islands counsel to the Company in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the Registration Statement), as filed with the United States Securities and Exchange Commission (the Commission) under the United States Securities Act 1933, as amended (the Act) for the proposes of registering with the Commission under the Act, the offering and sale to the public (the Offering) of 2,000,000 class A ordinary shares of US$0.0001 par value each of the Company (the Class A Shares), and the sale by certain shareholder of the Company (the Selling Shareholder) of 2,000,000 Class A Ordinary Shares (the Sale Shares).

We are furnishing this opinion as Exhibit 5.1, 8.1 and 23.2 to the Registration Statement.

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in the Documents.

1	Documents examined

For the purposes of giving this opinion, we have examined copies, or drafts of the following documents (the Documents):

(a)	the constitutional documents and public records of the Company obtained from the Registry of Corporate Affairs in the British Virgin Islands (the Registrar) on 19 October 2023 (the Company Registry Records), including:

(i)	a copy of the certificate of incorporation of the Company dated 27 May 2022;

(ii)	a copy of the memorandum and articles of association of the Company registered with the Registrar on 27 May 2022; and

(iii)	a copy of the amended and restated memorandum and articles of association of the Company registered with the Registrar on 25 October 2022;

Ogier
Providing advice on British Virgin Islands, Cayman Islands and Guernsey laws

Partners
Floor 11 Central Tower	Nicholas Plowman
28 Queen's Road Central	Nathan Powell	Florence Chan*
Central	Anthony Oakes	Lin Han**
Hong Kong	Oliver Payne	Cecilia Li**
	Kate Hodson	Rachel Huang**
T +852 3656 6000	David Nelson	Richard Bennett**‡	* admitted in New Zealand
F +852 3656 6001	Michael Snape	James Bergstrom‡	** admitted in England and Wales
ogier.com	Justin Davis	Marcus Leese‡	‡ not ordinarily resident in Hong Kong

(iv)	a copy of the second amended and restated memorandum and articles of association of the Company registered with the Registrar on 27 September 2023 (the Memorandum and Articles);

(b)	the public information revealed from a search of the electronic records of the Civil Division and the Commercial Division of the Registry of the High Court and of the Court of Appeal (Virgin Islands) Register, each from 1 January 2000, as maintained on the Judicial Enforcement Management System (the High Court Database) by the Registry of the High Court of the Virgin Islands on 19 October 2023 (the Court Records, and together the Company Registry Records, the Public Records);

(c)	a certificate of incumbency in respect of the Company dated 5 October 2023 (the Certificate of Incumbency) issued by the registered agent of the Company;

(d)	a copy of the register of directors of the Company provided to us on 16 October 2023 (the ROD);

(e)	a copy of the register of members of the Company provided to us on 16 October 2023 (the ROM, and together with the ROD, the Registers);

(f)	a copy of the unanimous written resolutions of the directors of the Company dated 19 October 2023 approving the Company's filing of the Registration Statement and issuance and sale of the Class A Ordinary Shares and the Sale Shares (the Board Resolutions); and

(g)	the Registration Statement.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in this paragraph 2 without having carried out any independent investigation or verification in respect of those assumptions:

(a)	all original documents examined by us are authentic and complete;

(b)	all copy of documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete;

(c)	all signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine;

(d)	each of the Certificate of Incumbency and the Register is accurate and complete as at the date of this opinion;

(e)	all copies of the Registration Statement are true and correct copies and the Registration Statement conform in every material respect to the latest drafts of the same produced to us and, where the Registration Statement has been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated;

(f)	the Board Resolutions remain in full force and effect and each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her in approving the Offering and no director has a financial interest in or other relationship to a party of the transactions contemplated by the Documents which has not been properly disclosed in the Board Resolutions;

(g)	neither the directors nor the shareholders of the Company have taken any steps to appoint a liquidator of the Company and no receiver has been appointed over any of the Company’s property or assets;

(h)	the issue of any of the Class A Ordinary Shares at the time of issuance would not result in the Company exceeding its maximum number of shares that it is authorised to issue at the relevant time; and upon the issue of any Class A Ordinary Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof;

(i)	no invitation has been or will be made by or on behalf of the Company to the public in the British Virgin Islands to subscribe for any shares of the Company and none of the shares of the Company have been offered or issued to residents of the British Virgin Islands, including the Sale Shares;

(j)	the Company is, and after the allotment (where applicable) and issuance of any Class A Ordinary Shares will be, able to pay its liabilities as they fall due;

(k)	the information and each of the documents disclosed by the Public Records was and is accurate, up-to-date and remains unchanged as at the date hereof and there is no information or document which has been delivered for registration, or which is required by the laws of the British Virgin Islands to be delivered for registration, which was not included and available for inspection in the Public Records;

(l)	there is no provision of the law of any jurisdiction, other than the British Virgin Islands, which would have any implication in relation to the opinions expressed herein; and

(m)	the Company is not a land owning company for the purposes of Section 242 of the BVI Business Companies Act, 2004 (the BCA) meaning that neither it nor any of its subsidiaries has an interest in any land in the British Virgin Islands.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the limitations and qualifications set forth in paragraph 4 below, we are of the opinion that:

Corporate status

(a)	The Company is a company duly incorporated with limited liability under the BCA on 27 May 2022 and is validly existing and in good standing under the laws of the British Virgin Islands.

Authorised share capital

(b)	Based solely on the Memorandum and Articles, the Company is authorised to issue a maximum of 500,000,000 shares of US$0.0001 par value each divided into (i) 400,000,000 class A ordinary shares of US$0.0001 par value each and (ii) 100,000,000 class B ordinary shares of US%0.0001 par value each.

Corporate authorisation

(c)	The Company has taken all requisite corporate action to authorise the issuance and sale of the Class A Ordinary Shares and Sale Shares under the Registration Statement.

Valid issuance and sale of Class A Ordinary Shares and Sale Shares

(d)	The Class A Ordinary Shares, when issued and sold in accordance with the Registration Statement and the duly passed Board Resolutions and once consideration set forth in the Registration Statement is paid in full, will be validly issued, fully paid and non-assessable (meaning that no further sums will be payable with respect to them). Once the register of members of the Company has been updated to reflect the issuance, the shareholders recorded in the register of members will be deemed to have legal title to the Class A Ordinary Shares set against their respective names.

(e)	The Sale Shares, to be sold by the Selling Shareholder, when sold in accordance with the Registration Statement and the duly passed Board Resolutions and once consideration set forth in the Registration Statement is paid in full, will be validly transferred, fully paid and non-assessable (meaning that no further sums will be payable with respect to them). Once the register of members of the Company has been updated to reflect the issuance, the sales, the shareholders recorded in the register of members will be deemed to have legal title to the Sale Shares set against their respective names.

Taxation

(f)	No taxes, stamp duties, other duties, fees or charges are payable (by assessment, withholding, deduction or otherwise) to the government of the British Virgin Islands in respect of the Offering.

(g)	There is no withholding tax, capital gains tax, capital transfer tax, estate duty, inheritance tax, succession tax or gift tax in the British Virgin Islands and any dividends, interest, rents, royalties, compensations and other amounts paid by the Company are exempt from any taxation in the British Virgin Islands imposed under the British Virgin Islands Income Tax Ordinance (Cap 206). In particular, section 242 of the BCA provides the Company with a statutory exemption from all forms of taxation in the British Virgin Islands.

Registration Statement

(h)	The statements included in the Registration Statement under the headings "DESCRIPTION OF SHARE CAPITAL" (in particular, the description of the ordinary shares, the rights attaching to the shares and the rights of shareholders' under this section), "TAXATION – British Virgin Islands Taxation" and "ENFORCEABILITY OF CIVIL LIABILITIES", insofar as such statements summarise the laws of the British Virgin Islands and the Memorandum and Articles, are accurate and fairly represent in all material respects summaries of British Virgin Islands laws and regulations and the Memorandum and Articles.

4	Limitations and Qualifications

4.1	We offer no opinion:

(a)	as to any laws other than the laws of the British Virgin Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Documents to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the British Virgin Islands; or

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the Registration Statement, the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the Registration Statement and any other agreements into which the Company may have entered or any other documents.

4.2	Under the BCA an annual fee must be paid in respect of the Company to the Registry of Corporate Affairs in the British Virgin Islands. Failure to pay the annual fees by the relevant due date will render the Company liable to a penalty fee in addition to the amount of the outstanding fees. If the license fee remains unpaid from the due date, the Company will be liable to be struck off the Register of Companies.

4.3	For the purposes of this opinion "in good standing" means only that as of the date of this opinion the Company is up-to-date with the payment of its annual fee to the Registry of Corporate Affairs under the BCA. We have made no enquiries into the Company's good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the British Virgin Islands other than the BCA.

4.4	The Public Records and our searches thereof may not reveal the following:

(a)	in the case of the Company Registry Records, details of matters which have not been lodged for registration or have been lodged for registration but not actually registered at the time of our search;

(b)	in the case of the Court Records, details of proceedings which have been filed but not actually entered in the High Court Database at the time of our search;

(c)	whether an application for the appointment of a liquidator or a receiver has been presented to the High Court of the British Virgin Islands or whether a liquidator or a receiver has been appointed out of court, or whether any out of court dissolution, reconstruction or reorganisation of the Company has been commenced; or

(d)	any originating process (including an application to appoint a liquidator) in respect of the Company in circumstances where the High Court of the British Virgin Islands has prior to the issuance of such process ordered that such process upon issuance be anonymised (whether on a temporary basis or otherwise), and the following points should also be noted:

(e)	the Court Records reflect the information accessible remotely on the High Court Database, we have not conducted a separate search of the underlying Civil Cause Book (the Civil Cause Book) or the Commercial Cause Book (the Commercial Cause Book) at the Registry of the High Court of the British Virgin Islands. Although the High Court Database should reflect the content of the Civil Cause Book and the Commercial Cause Book, neither the High Court Database nor the Civil Cause Book or Commercial Cause Book is updated every day, and for that reason neither facility can be relied upon to reveal whether or not a particular entity is a party to litigation in the British Virgin Islands;

(f)	the High Court Database is not updated if third parties or noticed parties are added to or removed from the proceedings after their commencement; and

(g)	while it is a requirement under Section 118 of the Insolvency Act 2003 that notice of the appointment of a receiver be registered with the Registry of Corporate Affairs, however, it should be noted that failure to file a notice of appointment of a receiver does not invalidate the receivership but gives rise to penalties on the part of the receiver.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the British Virgin Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the British Virgin Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific British Virgin Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Consent and Reliance

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the headings "Enforceability of Civil Liabilities", "Taxation" and “Legal Matters” of the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder.

This opinion may be used only in connection with the offer and sale of the Class A Ordinary Shares and the Sale Shares while the Registration Statement is effective.

Yours faithfully

Ogier